Exhibit 10.1

RELEASE OF TENANT GUARANTY

DANSVILLE PROPERTIES, LLC, for itself, its agents, representatives, employees, shareholders, officers, directors, attorneys, successors or assigns, divisions, subsidiaries, and affiliated companies (collectively “Dansville Properties”) hereby releases and waives MISCOR Group, Ltd., together with its agents, representatives, employees, shareholders, officers, directors, attorneys, successors or assigns, divisions, subsidiaries, and affiliated companies (collectively “MISCOR”) from any claim, demand, action, or cause of action known or unknown, current or future, which Dansville Properties may have or may have ever had against MISCOR under the terms of the Tenant Guaranty dated January 16, 2008 (“Agreement”).  Further, Dansville Properties promises not to ever bring suit against MISCOR alleging any claim for breach of the Tenant Guaranty.

Dansville Properties, LLC

Lawrence D. Mehlenbacher, Sole Member

Witnessed:

Richard Rizzieri